ODYSSEY PICTURES CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                     Page

Report of Independent Accountants                                     F-2

Financial Statements:
    Consolidated Balance Sheets
     as of June 30, 1998 and 1997                                     F-3

    Consolidated Statements of Operations for the
     Years Ended June 30, 1998, 1997 and 1996                         F-4

    Consolidated Statements of Changes in Shareholders'
     Equity (Deficit) for the Years Ended June 30,
     1998, 1997 and 1996                                              F-5


    Consolidated Statements of Cash Flows for the
     Years Ended June 30, 1998, 1997 and 1996                         F-6 - F-7

    Notes to Consolidated Financial Statements                        F-8 - F-22



All schedules have been omitted because the requested information is not required, or, because the information required is included in the financial statements or notes thereto.

                             WANT & ENDER, CPA, P.C.
                        386 PARK AVENUE SOUTH, SUITE 1618
                               NEW YORK, NY 10016

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Odyssey Pictures Corporation

In our opinion, the accompanying consolidated balance sheets and related consolidated statement of operations, shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Odyssey Pictures Corporation and its subsidiaries at June 30, 1998 and 1997 and the results of their operations and their cash flows for the period ended June 30, 1998 and 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 7 to the financial statement, the Company defaulted on payments due August and October 1996 relating to notes payable. The Company proposed to the noteholders to defer maturity of the notes and exchange existing warrants for shares, or cancel the notes and existing warrants in their entirety in exchange for shares. The Company offered to register any shares issued in exchange for the notes as of August 12, 1997 the date the registration becomes effective, and all but one of the noteholders agreed to exchange their notes for registered stock. The remaining notes for $50,000 (held by a single investor) have not been paid and are in default. Additionally, an unsecured note of $179,000 is also in default. At this time, the ultimate outcome of this matter cannot be determined.

As discussed in Note 8, the Company is a defendant in various lawsuits. The Company has filed counteractions and preliminary hearings and discovery proceedings on several actions are in progress. The ultimate outcome of the litigation cannot be determined at present. Not all liabilities that may result upon adjudication have been accrued in the accompanying financial statements.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and has insufficient working capital to meet its current obligations and liquidity needs. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Want & Ender, CPA, P.C.
--------------------------
Want & Ender, CPA, P.C.
New York City, New York
December 22, 1998

                              Price Waterhouse LLP
                             1880 Century Park East
                                  Century City
                           West Los Angeles, CA 90067
                                 (310) 553-6030

To the Board of Directors and
Shareholders of
Communication and Entertainment Corp.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Communications and Entertainment Corp. and its subsidiaries at June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting procedures. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and preform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 10 to the financial statements, the Company has defaulted on payments due in August and October 1996 relating to notes payable. The Company has proposed to the noteholders to defer the maturity of the notes and exchange existing warrants for shares, or to cancel the notes in their entirety in exchange for shares. Both proposals are subject to registration statements becoming effective. As of October 6, 1996 several noteholders had accepted the first proposal and one noteholder had accepted the second proposal; however as some noteholders have not accepted either of the proposals, the ultimate outcome of this matter cannot be determined at present.

As discussed in Note 11, the Company is a defendant in various lawsuits. The Company has filed several counteractions and preliminary hearings and discovery proceedings on several actions are in progress. The ultimate outcome of the litigation cannot be determined at present. Not all liabilities that may result upon adjudication have been accrued in the accompanying financial statements.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and has insufficient working capital to meet its current obligations and liquidity needs. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan is regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/  Price Waterhouse LLP
-------------------------
Los Angeles, CA
October 14, 1996




                                              ODYSSEY PICTURES CORPORATION
                                               Consolidated Balance Sheets
                                              ------------------------------------


                                                                             JUNE 30,                JUNE 30,
                                                                               1998                    1997
                                                                         ------------------      ------------------

ASSETS:
     Cash                                                                           $4,331                  $8,790
     Accounts receivable, net of allowances
         of $0 and $0                                                                9,500                 292,251
     Note receivable                                                               100,000                 300,000
     Film costs, net                                                               110,422                 120,472
     Other assets                                                                  451,200                  17,998
                                                                         ------------------      ------------------

                                                                                  $675,453                $739,511
                                                                         ==================      ==================
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT):
     Liabilities:
         Accounts payable and accrued expenses                                    $865,923                $874,020
         Accrued wages                                                             457,794                 335,996
         Accrued interest                                                           77,168                  64,601
         Accrued rent                                                                    0                 149,000
         Due to producers and participants                                         250,000                 560,499
         Deferred revenues                                                          29,000                  19,800
         Notes and loans payable                                                 1,079,000                 961,500
                                                                         ------------------      ------------------
                                                                                 2,758,885               2,965,416
                                                                         ------------------      ------------------
     Commitments and contingencies

     Shareholders' Equity (Deficit):
         Preferred stock, par value $.10;
             Authorized - 10,000,000 shares
             Issued - 500,000 shares                                                50,000
         Class A stock, par value $.01;
             Authorized - 10,000,000 shares
             Issued - none
         Common stock, par value $.01;
             Authorized - 40,000,000 shares
             Issued and outstanding -
                5,029,285 and 3,279,515 shares                                      50,293                  32,796
         Capital in excess of par value                                         27,552,973              26,358,583
         Accumulated deficit                                                   (29,736,698)            (28,617,284)
                                                                         ------------------      ------------------
         Total shareholders' deficit                                            (2,083,432)             (2,225,905)
                                                                         ------------------      ------------------

                                                                                  $675,453                $739,511
                                                                         ==================      ==================






                                   The accompanying notes are an integral part of these statements.

                                                       ODYSSEY PICTURES CORPORATION
                                                 Consolidated Statements Of Operations

                                                                                  For the Years
                                                                                  Ended June 30,
                                                              ----------------------------------------------------

                                                                   1998              1997              1996

REVENUES:                                                            $42,630           $141,202        $1,010,826
                                                              ---------------   ----------------  ----------------

EXPENSES:
     Costs related to revenues                                        20,019            565,610         1,046,299
     Selling, general and
       administrative expenses                                     1,073,134          1,678,450         1,565,307
                                                              ---------------   ----------------  ----------------
                                                                   1,093,153          2,244,060         2,611,606
                                                              ---------------   ----------------  ----------------

     Operating income (loss)                                      (1,050,523)        (2,102,858)       (1,600,780)

OTHER INCOME (EXPENSES):
     Other income
     Interest income                                                                                        1,243
     Interest expense                                                (68,891)           (91,435)          (97,701)
     Loss on sale of joint venture interests                                                           (3,262,478)
     Other Income                                                                     2,263,101

                                                              ---------------   ----------------  ----------------
     Income (loss) from continuing operations
        before provision for income taxes                         (1,119,414)            68,808        (4,959,716)
     Benefit for income taxes
                                                              ---------------   ----------------  ----------------

     Income (loss) from continuing operations                     (1,119,414)            68,808        (4,959,716)
     Loss from discontinued
        operations
                                                              ---------------   ----------------  ----------------

     Net income (loss)                                           ($1,119,414)           $68,808       ($4,959,716)
                                                              ===============   ================  ================

Income (loss) per share:
     Income (loss) from continuing operations                         ($0.25)             $0.02            ($2.17)
     Loss from discontinued
       operations

                                                              ---------------   ----------------  ----------------
        Net income (loss)                                             ($0.25)             $0.02            ($2.17)
                                                              ===============   ================  ================
     Weighted average common
        shares outstanding*                                        4,403,435          2,993,809         2,283,611
                                                              ===============   ================  ================
Fully diluted income (loss) per share:
     Income (loss) from continuing operations                         ($0.25)             $0.02            ($2.17)
     Loss from discontinued
       operations
                                                              ---------------   ----------------  ----------------
        Net income (loss)                                             ($0.25)             $0.02            ($2.17)
                                                              ===============   ================  ================
     Weighted average common
        shares outstanding*                                        4,403,435          2,993,809         2,283,611
                                                              ===============   ================  ================


                                          The accompanying notes are an integral part of these statements.

                                                                    F-4

                                                                ODYSSEY PICTURES CORPORATION
                                             Consolidated Statements Of Changes in Shareholders' Equity (Deficit)




                                               Preferred Stock           Common Stock                                      Total
                                                       Amount                   Amount    Capital in                   Shareholders'
                                                     ($.10 Par                ($.01 Par    Excess of       Accumulated     Equity
                                          Shares       Value)     Shares        Value)     Par Value       Deficit        (Deficit)

Balances - June 30, 1995                                         2,284,189      $22,842   $25,682,817    ($23,726,376)    $1,979,283
     Issuance of shares to officers
       in payment of notes                                         307,053        3,071       228,949                        232,020
     Cash payments in lieu of
        fractional shares on
        conversion of Class A stock                                                              (400)                         (400)
     Net loss                                                                                              (4,959,716)   (4,959,716)
                                        ------------  --------- ------------  ----------- -------------  -------------  ------------

Balances - June 30, 1996                     -           -       2,591,242       25,913    25,911,366    (28,686,092)    (2,748,813)
     Issuance of shares to officers
        in payment of notes                                         78,948          789        44,211                        45,000
     Re-issue of unexchanged shares
       shares previously cancelled                                  65,825          659          (659)                            0
     Issuance of shares in consideration
        for services rendered                                       43,500          435        33,665                        34,100
     Sale of shares to equity
        investors                                                  500,000        5,000       370,000                       375,000
     Net income                                                                                                68,808        68,808
                                       ------------  --------- ------------  -----------  ------------  -------------   ------------

Balances - June 30, 1997                      -           -      3,279,515      $32,796   $26,358,583    ($28,617,284)  ($2,225,905)

     Issuance of shares of preferred
        stock to equity investors          500,000     50,000                                 450,000                       500,000
     Issuance of shares of common stock
        in exchange for cancellation
        notes payable and other
        liabilities                                              1,010,455       10,104       529,235                       539,339
     Issuance of shares of common stock
        to equity investors                                         66,667          667        49,333                        50,000
     Issuance of shares of stock in
        exchange for cancellation of
        deferred compensation notes                                667,648        6,676       165,823                       172,499
     Issuance of shares of common stock
        in consideration for service
        rendered                                                     5,000           50                                          50
     Net loss                                                                                             (1,119,414)    (1,119,414)
                                       ------------  --------- ------------  -----------  ------------  -------------   ------------

Balances - June 30, 1998                   500,000    $50,000    5,029,285      $50,293   $27,552,973   ($29,736,698)   ($2,083,432)
                                       ============  ========= ============  ===========  ============  =============   ============


                              The accompanying notes are an integral part of these statements.

                                                            F-5

                                                            ODYSSEY PICTURES CORPORATION
                                                       Consolidated Statements Of Cash Flows

                                                                                       For the Years
                                                                                       Ended June 30,
                                                                ---------------------------------------------------------
                                                                                                               >

                                                                          1998                1997                1996
Cash Flows from Operating Activities:
    Net loss from continuing operations                               ($1,119,414)           $68,808         ($4,959,716)
      Adjustments to reconcile net income
       to net cash provided by (used in)
       operating activities:
          Loss on sale of joint venture interest                                                               3,262,478
          Amortization of film costs                                       36,976          1,660,440             634,179
          Additions to film costs                                         (26,926)          (779,944)           (185,401)
          Other depreciation and amortization                              10,961             18,963              44,307
          Issuance of shares of preferred stock to
             equity investors                                             500,000
          Issuance of shares of common stock in exchange for
             cancellation notes payable and other liabilities             539,338
          Issuance of shares of common stock to                            50,000
             equity investors
          Issuance of shares of stock in exchange for
             cancellation of deferred compensation notes                  172,499
          Issuance of shares of common stock in consideration
             for services rendered                                             50             34,100
          Issuance of shares of common stock in consideration
          Issuance of shares of common stock to officers
             in payment of deferred compensation                                              45,000             232,020
          Cash payments in lieu of fractional shares                                                                (400)
             Funds held in joint venture accounts                                                                352,723
             Accounts receivable, net                                     282,751            704,323            (406,331)
             Note receivable                                              200,000           (300,000)
             Other                                                          5,837               (536)             (5,500)
          (Decrease) increase in liabilities net of
             Accounts payable and accrued expenses                        (22,732)           510,988            (199,628)
             Due to producers and participants                           (310,499)        (3,199,643)           (115,701)
             Deferred revenues                                              9,200             16,800               3,000
                                                                ------------------  -----------------   -----------------

    Net cash used in continuing operations                                328,041         (1,220,701)         (1,343,970)
                                                                ------------------  -----------------   -----------------

Cash Flows from Investing Activities:
    Purchase of stock in E-3 Sports New Mexico, Inc.                     (135,000)
    Purchase of stock in Media Trust S.A.                                (315,000)
    Acquisition of fixed assets                                                               (8,480)             (6,550)
    Proceeds on sale of joint venture interest                                                                 1,500,000
    Net cash provided by (used in)
                                                                ------------------  -----------------   -----------------
          investing activities                                           (450,000)            (8,480)          1,493,450
                                                                ------------------  -----------------   -----------------

                                            The accompanying notes are an integral part of these statements.

                                                                    ODYSSEY PICTURES CORPORATION
                                                          Consolidated Statements Of Cash Flows (Continued)
                                                          -------------------------------------------------

                                                                                     For the Years
                                                                                     Ended June 30,
                                                                ---------------------------------------------------------

                                                                            1998               1997               1996
Cash Flows from Financing Activities:
    Note payable in settlement of Generale Bank
      complaint                                                           (25,000)           275,000
    Net proceeds from the sale of
      Senior Notes                                                                                               270,000
    Net proceeds from private placement
      sale of common stock                                                                   375,000
    Net proceeds from interim financing                                    26,173            125,000
    Repayment on interim financing notes                                  (51,173)
    Notes payable exchanged for common stock                             (282,500)
    Note payable-investment in E-3 Sports New Mexico, Inc.                135,000
    Note payable-investment in Media Trust S.A.                           315,000
                                                                ------------------  -----------------   -----------------
    Net cash provided by (used in) financing activities                   117,500            775,000             270,000
                                                                ------------------  -----------------   -----------------

Net increase (decrease) in cash                                            (4,459)          (454,181)            419,480
Cash at beginning of period                                                 8,790            462,971              43,491
                                                                ------------------  -----------------   -----------------

Cash at end of period                                                      $4,331             $8,790            $462,971
                                                                ==================  =================   =================



Supplemental Disclosure of Cash Flow Information:
    Cash paid during the year for-
      Interest                                                            $18,476            $48,240             $10,778
                                                                ==================  =================   =================
      Income taxes                                                             $0                 $0                  $0
                                                                ==================  =================   =================





                                            The accompanying notes are an integral part of these statements.

                                                                   F-7

                          ODYSSEY PICTURES CORPORATION
                               (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.
                   Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies:

a)   Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and majority owned or controlled joint ventures. All significant intercompany accounts have been eliminated.

     In March 1989, the Company entered into a joint venture pursuant to which the Company and a non-affiliated entity co-financed and co-produced a theatrical motion picture entitled "Q&A", in which the Company had a 50.01% ownership interest. In March 1990, the Company entered into two 50% joint ventures (in which the Company exercised contractual control) with the same entity to acquire the foreign distribution rights of and distribute two motion pictures, "Switch" and "Guilty By Suspicion". In December 1991, the Company entered into a 50% joint venture (in which the Company exercised control) with the same entity to acquire the foreign distribution rights of and to distribute the motion picture "This Boy's Life". The assets, liabilities, revenues and expenses of the joint ventures have been included in the consolidated financial statements of the Company. Minority interests in operations and in net assets in these joint ventures have been included in film costs and due to producers and participants in the consolidated statements of operations and of financial condition, respectively. In January 1996, the Company sold its interests in the joint ventures (See Note 4).

     Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

b)   Revenue Recognition:

     Revenues from foreign theatrical, home video, television and pay television licensing contracts are recognized when the film is available for exhibition by the licensee and when certain other conditions are met. Revenues from domestic theatrical distribution of films are recognized as the films are exhibited.

     Virtually all of the Company's revenues for the fiscal year ended June 30, 1997 and 1996 and approximately 62% of the revenues for the fiscal year ended June 30, 1995, were from foreign distribution rights. For fiscal 1996, approximately 50.2% of revenues were derived from one picture. One picture accounted for approximately 28.3 % of revenues for the year ended June 30, 1995.

c)   Film Costs:

     Film costs include (1) cost of production, (2) investment in distribution rights, (3) marketing and distribution expenses, and (4) development costs. Film costs are amortized, and estimated residual and participation costs are accrued, on an individual film basis in the ratio that the current year's gross film revenues bear to management's estimate of total ultimate gross film revenues from all sources.

     Film costs are stated at the lower of cost or estimated net realizable value on an individual film basis. Ultimate revenue and cost forecasts for films are periodically reviewed by management and revised when warranted by changing conditions. When estimates of total revenues and costs indicate that a film will result in an ultimate loss, additional amortization is provided to fully recognize such loss.

e)   Property and Equipment:

     Depreciation of property and equipment is provided by the straight-line method over their estimated useful lives of up to eight years.

     Maintenance and repairs are expensed as incurred. The cost of renewals and betterments are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resultant gain or loss is included in current year operations.

f)   Earnings (Loss) Per Share:

     Earnings (loss) per share are computed using the weighted average number of common shares outstanding during the respective periods, adjusted for the dilutive effect, if any, of outstanding stock options and warrants. On March 6, 1996, the Board of Directors announced a one-for-six reverse stock split (the "Reverse Stock Split") which became effective on March 18, 1996. For comparative purposes, the number of weighted average common shares outstanding and loss per share reported in the accompanying consolidated statements of operations, and share data included in the notes to the consolidated financial statements, have been adjusted to reflect the effect of the Reverse Stock Split for all periods presented.

g)   Use of Estimates:

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in financial statements. Actual results could differ from those estimates.

h)   Fair Value of Financial Instruments:

     The carrying value of cash, notes receivable and notes and loans payable approximates fair value because of the short-term maturity of these instruments.

i)   Impact of Recently Issued Accounting Standards:

     In March 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121"). This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles to be disposed of and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. FAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995. The Company will apply this Statement beginning in fiscal 1997. The adoption of FAS 121 is not expected to have a material effect on the financial statements of the Company.

     In October 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation ("FAS 123"). This statement establishes methods of accounting for stock-based compensation plans. FAS 123 is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to apply Accounting Principles Board Opinion 25 for measurement of stock compensation and will provide the disclosure required by FAS 123 beginning in fiscal 1997. The adoption of FAS 123 is not expected to have a material effect on the financial statements of the Company.

2.  Change in Management Control:

     In January 1995, a group of shareholders of the Company (the "CECO Shareholders Committee") launched an effort to change the senior management and Board of Directors of the Company.

     Pursuant to a settlement agreement (the "Settlement Agreement") dated as of March 31, 1995, among the members of the CECO Shareholders Committee, the Company, the Company's subsidiary, Odyssey Entertainment Ltd. ("Odyssey"), Global Intellicom, Inc. and each of the directors of the Company at the time of signing, a change in the entire Board of Directors occurred on April 12, 1995.

     In March, 1998, the Board of Directors appointed Mr. Johan Schotte as Chief Executive Officer and Chairman of the Board of the Company, and Mr. Pierre Koshakji as President and Director of the Company. Former management agreed to terminate their existing employment agreement in exchange for revised employment and consulting agreements. An affiliate of Mr. Schotte purchased convertible deferred compensation notes from former management and converted a portion of those notes into 667,648 shares of the Company's common stock in April 1998.

     In connection with the change in management, the Company acquired an 18% equity interest in two corporations affiliated with Mr. Schotte, one of which is the owner of a professional soccer team in New Mexico, and the other of which is a media production company in Luxembourg. The Company issued one-year notes in the aggregate amount of $450,000 in consideration of the purchase of the equity interests in these companies.

3.   Results of Operations and Management's Plans:

     The Company's continued existence is dependent upon its ability to resolve its liquidity problems. The Company must achieve and sustain a profitable level of operations with positive cash flows and must continue to obtain financing adequate to meet its ongoing operation requirements.

     Net income for the year ended June 30, 1997 was due primarily from various transactions which are explained in the category of "Other Income" below. Net loss for the year ended June 30, 1996 is primarily due to a loss of approximately $3.3 million on the sale of the Company's interest in joint ventures relating to four theatrical motion pictures, and due to insufficient revenues to offset normal expenses.

     Revenues for the twelve months ended June 30, 1997 decreased to $141,202 compared to $1,010,826 for the twelve months ended June 30, 1996. No new films became available for delivery during either period.

     Costs related to revenues decreased to $565,610 for the twelve months ended June 30, 1997 as compared to $1,046,299 for the twelve months ended June 30, 1996. The decrease is primarily related to the fact that there was lower film revenues in the current year. Additionally, development and festival costs in the amount of $249,544 were written off, litigation and settlement costs relating to the Film Bridge settlement in the amount of $148,174 were expensed and $435,102 in inventory costs related to the picture Downrange were written off. This was partially offset by a write-off of $449,163 in participation liabilities related to the Kinnevik Library which were settled subsequent to the Kinnevik sale.

     Selling, general and administrative expense increased by $113,143 (7.2%) to $1,678,450 for the twelve month period ended June 30, 1997 from $1,565,307 for the comparable period ending June 30, 1996. The increase is primarily related to higher salaries and professional fees.

     Other income for the twelve months ended June 30, 1997 consisted of a $818,776 gain from the sale of certain distribution and subdistribution rights in certain films to a third party, recognition of a $1,245,758 gain from the cancellation of a contractual obligation related to the Company's distribution rights in "Wuthering Heights" and recognition of a gain in the amount of $198,567 from the settlement of an outstanding litigation with Generale Bank (formerly known as Credit Lyonnais Bank Nederland N.V.) and Conecom Entertainment Group Inc. There was no other income recognized in the respective twelve months ended June 30, 1996.

     Since the change in management control in April 1995, new management has embarked on a program to reverse the unfavorable results by significantly reducing overhead, taking steps to recapitalize the Company, and acquiring rights to existing film libraries and new pictures in development or pre-production.

     In August and October 1995, the Company received net proceeds of $219,250 and $50,750, respectively, from the private placement of an aggregate of $312,500 principal amount of 12% Senior Unsecured Promissory Notes (See Note
10).

     In January 1996, the Company entered into an agreement to sell its interest in joint ventures relating to four theatrical motion pictures pursuant to which it received net proceeds of $1,500,000 (See Note 4).

     In August 1996, the Company entered into an agreement, pursuant to which the Company agreed to grant subdistribution rights in, and to sell other distribution rights to, certain films in the Company's film library. In exchange for these rights, the Company will receive a total cash consideration of $1,075,000, payable $500,000 on closing, $275,000 six months after closing, and $300,000 eighteen months after the closing. In addition, the Company will retain a continuing right to receive revenues from certain of the films, valued by management at a minimum of approximately $150,000. Additionally, the purchaser will provide the Company with a $500,000 revolving line of credit to be secured by accounts receivable and other contractual rights acquired by the Company. As part of the transaction, the Company will grant 100,000 stock options, exercisable over a three year period at the bid price of the Company's common stock in effect on August 5, 1996 ($.625). The transaction closed on October 7, 1996

     In September 1996, the Company entered into an agreement with an unaffiliated third party for the purchase of 1 million shares of the Company's common stock in consideration for $750,000 cash and warrants to purchase up to 2 million shares of common stock. Following a dispute between the parties concerning the satisfaction of certain conditions to closing and the investor's indication of an unwillingness to consummate the transaction, the parties reached a settlement in June 1997, pursuant to which the investor would purchase 66,667 shares of Common Stock of the Company for $50,000, or $ .75 per share. The proceeds will be used the pay legal costs related to the transaction.

     In September, 1996, the Company reached an agreement with Paramount, pursuant to which Paramount would cancel the Company's contractual guarantee of $2.7 million in full, in exchange for which the Company agreed to (i) relinquish all further distribution rights to "Wuthering Heights"; (ii) assign to Paramount all of its rights in any outstanding distribution agreements for the film, and any receivables to be generated therefrom; and (iii) guarantee that Paramount will collect a total of $500,000 in sales revenue from existing distribution agreements no later than January 15, 1997. Existing license agreements yielded approximately $420,000 in net revenues prior to January 15, 1997 (of which the Company would have been entitled to retain approximately 20% thereof in commissions). The Company has paid over $250,000 in net revenues and is currently in negotiations with Paramount regarding the timing of the remaining $250,000 payment.

     In December, 1996, the Company settled the outstanding litigation with Generale Bank ("Generale") (formerly known as Credit Lyonnais Bank Nederland N.V.) and Cinecom Entertainment Group Inc. Pursuant to the settlement agreement with Generale, the Company agreed to pay to Generale the sum of $275,000 in complete satisfaction of the claim, payable $25,000 upon execution of the settlement agreement, $25,000 on each of June 30, and December 31 in the years 1997, 1998 and 1999, and $100,000 on June 30, 2000. Interest on the installments (at the rate of LIBOR plus 1% per annum) will be waived provided the Company remains in compliance with the agreed upon payment schedule. The Company has only made one payment to Generale Bank in the amount of $25,000. In October, 1997, the Company entered into a revised payment schedule with Generale Bank. The Company is in receipt of a demand letter dated May 4, 1998. The letter demands that the Company cure the non-payment of a $30,000 installment due April 15, 1998. According to the agreement between the Company and Generale Bank, the Company had ten business days after receipt of this letter to cure this default. The consequences of not clearing this default is the entry of a confession of judgement already executed by the Company for an amount of $275,000. This confession of judgement is against Odyssey Distributors Limited, a wholly owned subsidiary of the Company. (see litigation)

     In February, 1997, the Company completed a sale of 500,000 shares of Common Stock and 500,000 Common Stock Warrants to four (4) offshore European investors for an aggregate consideration of $375,000. The warrants are exercisable over a three year period (expiring February 25, 2000) at an exercise price of $1.06 per share. One of the investors, Johan Schotte, was retained by the Company as a financial consultant for a period of one year from the date of closing at the rate of $2,500 per month. The investors were also given the right to designate one of the investors (or another third party), to serve as a member of the Board of Directors of the Company.

     In April, 1997, Stephen Greenwald, Lawrence I. Schneider and Robert Miller, Jr., all directors of the Company, made loans to the Company in the amounts of $50,000, $25,000 and $25,000, respectively. Each loan is payable on demand and bears interest at the rate of 2 points over prime per annum. The note is secured by a collateral assignment of the Company's $300,000 note receivable from Kinnevik. In consideration of making the loans, the lenders received five-year warrants to purchase shares of Common Stock of the Company, exercisable at $1.00 per share. Messrs. Schneider and Miller each received 25,000 warrants and Mr. Greenwald received 50,000 warrants as additional consideration for making the loans to the Company. In addition, an independent unaffiliated third party made a $25,000 loan to the Company in June, 1997 on the same terms and conditions as the loans made by Mr. Greenwald, Schneider and Miller.

     In September, 1997, the Company and Kinnevik Media Properties, Ltd. executed a letter agreement pursuant to which Kinnevik agreed, subject to completion of due diligence and the approval of Kinnevik's Board, to purchase 500,000 shares of convertible, redeemable preferred stock of the Company, par value $1.00 per share, for an aggregate purchase price of $500,000. Kinnevik would purchase the first $250,000 of preferred stock at the closing, an additional $125,000 of preferred stock 90 days after closing, and the final $125,000 of preferred stock 270 days after closing. The preferred stock would bear interest at the rate of 10% per annum which would be paid in kind semi-annually by the issuance of additional shares of preferred stock at a par value of $1.00 per share. Kinnevik would have the right for a five year period to convert the preferred stock into common stock of the Company on a share-for-share basis. The Company would have the right to redeem the preferred stock for $1.25 per share in the event the Company's common stock trades at a price of $2.00 per share or more for a period of 20 consecutive trading days. The Company agreed to help secure television distribution rights for Kinnevik from third parties, and introduce various projects to Kinnevik from time to time which may be of interest to Kinnevik. In the event Kinnevik acquires any rights as a result of any introductions made by the Company, the parties agree to mutually determine the value of such services and to redeem shares of the preferred stock at $1.00 per share based on the aggregate value of the services so determined.

     In January, 1997, prior counsel to the Company agreed to exchange a promissory note in the face amount of $70,000 in exchange for 120,000 Shares of the Company's Common Stock.

4.   Sale of Joint Venture Assets:

     As of January 2, 1996, the Company entered into an agreement (the "Agreement") with Regency International Pictures, B.V., its joint venture partner, to sell its interest in the related joint ventures through which it held approximately 50% ownership interests in four theatrical motion pictures, entitled "Q&A," "Switch,"Guilty By Suspicion" and "This Boy's Life." The joint venture is defined as the distribution agreements related to the aforementioned four motion pictures. Individual agreements were created to finance, produce and distribute each picture and to share in revenues generated from the exploitation of them. Joint venture pictures were accounted for in the same manner as any other picture that the Company distributed. Pursuant to the Agreement, the Company received $1,500,000 in exchange for all of its interest in the net assets and obligations of the joint ventures. In addition, the Company retained a contingent interest in certain receivables, not to exceed $212,500, and a contingent interest in future revenues from the pictures.

5.   Investment in Global Intellicom, Inc.:

     On December 8, 1994, the Company acquired 3,300,000 shares of Global Intellicom, Inc. ("Global") and subsidiaries, a Nevada corporation, for $1,000,000, representing 66% of Global's 5,000,000 outstanding shares of common stock. Simultaneously and pursuant to a contract of sale entered into by Tech Acquisition Corp. ("Tech") (a wholly-owned subsidiary of Global) on October 28, 1994, Global purchased certain net assets of AMCOM Business Centers Corp.("AMCOM") (a Pennsylvania corporation) subject to certain liabilities and obligations. On December 8, 1994 Tech changed its name to AMCOM Business Centers Corp.

     AMCOM is a wholesale distributor of computer hardware and related products and serves customers throughout the United States.

     The total purchase price of the net assets of AMCOM was $5,280,000, $2,224,000 of which was paid to the sellers at closing. The balance of the purchase price of $3,056,000 is payable by Global in installments equal to 1% of gross sales effective January 1, 1994 (as defined by agreement) in quarterly installments through December 1995 and monthly thereafter until the obligation is satisfied. In addition, Global agreed to reimburse AMCOM stockholders for all income taxes incurred by them with respect to their distributive share of AMCOM's taxable income for the period January 1, 1994 through the closing date.

     During the quarter ended March 31, 1995, the then Board of Directors of the Company declared a dividend to its shareholders consisting of 1,700,000 shares of the common stock of Global, and also delivered 522,641 shares of Global common stock to its former outside counsel in payment of outstanding legal fees. Further, as of March 31, 1995 the then Board of Directors entered into the Settlement Agreement with the CECO Shareholder Committee which, among other things, provided for the sale of the Company's remaining interests in Global to persons affiliated with the prior Board. The sale closed on April 12, 1995.

6.   Film costs:

     Film costs are comprised of the following:

                                                   June 30,
                                        ----------------------------
Component                                 1998                    1997

Films released, at cost                $      0                 $      0
Less accumulated amortization                 0                        0
                                       --------                 --------
Projects in development                 110,422                  120,472
                                       --------                 --------
Total film costs                       $110,422                 $120,472


7.   Income Taxes:

     At June 30, 1997, the Company had a federal net operating loss carry forward, for tax purposes, of approximately $27,000,000, expiring through 2011. The utilization of approximately $4,900,000 of these losses in future periods is estimated by the Company to be limited to approximately $350,000 per year (the "annual earnout limitation").

     Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which establishes accounting and reporting standards for the effects of income taxes that result from an enterprise's activities during the current and preceding years became effective for the Company for its fiscal year ended June 30, 1994. The cumulative effect of adopting SFAS 109 was immaterial and was recorded in the first quarter of fiscal 1994.

8.   Notes and Loans Payable:

     Notes and loans payable as of June 30, 1997 and 1996 include $179,000 principal amount of 6% Convertible Subordinated Debentures, due July, 1997.

     In April 1995, the Company issued a note in the principal amount of $70,000 to its outside legal counsel for legal services performed. The note was repayable in October 1995, together with interest at the rate of 7%. In February 1996 the note holder agreed to extend the due date to December 31, 1996. In connection with the extension, the Company granted warrants to purchase 16,667 shares of the Company's common stock at an exercise price of $1.88 per share, exercisable over a three year period. The amount of the note will be reduced, as of December 31, 1996, by one-half of the amount by which the average closing price of the stock, for the ten most recent trading days, exceeds the exercise price of the warrants. In January, 1997, the Company agreed to exchange the promissory note in the face amount of $70,000 in exchange for 120,000 shares of the Company's Common Stock.

     In August and October 1995, the Company received net proceeds of $219,250 and $50,750, respectively, from the private placement of an aggregate of $312,500 principal amount of 12% Senior Unsecured Promissory Notes (the "Notes"). The Notes are repayable with interest on the earlier of (a) the closing of a public offering of the Company's equity securities from which the Company receives gross proceeds of at least $10,000,000, or (b) one year from the issuance date. The Company also granted to the purchasers of the Notes an aggregate of 26,042 warrants (the "Warrants"), 20,833 of which are exercisable at $2.83 per share and 5,209 of which are exercisable at $2.37 per share. Each of the Warrants is exercisable at any time beginning one year after the date of issuance and expiring four years after the date of issuance.

     The Notes and interest were not repaid as scheduled. The Company proposed that Noteholders either defer maturity of their notes and exchange existing warrants for shares, or cancel the notes and warrants in their entirety in exchange for a greater number of shares. The Company offered to register any shares issued in exchange for the notes. As of August 12, 1997, the date the registration became effective, a total of $262,500 of notes were exchanged for 595,455 shares of registered stock. The remaining notes for $50,000 (held by a single investor) have not been paid and are in default.

     On July 17, 1997, unsecured long term notes of the Company in the aggregate amount of $179,000 matured. Such notes were not paid on the maturity date. The Company entered into an installment payment plan extending over a 15 month period through March, 1999, and made the first installment payment of $17,900 in January 1998. The company did not make the March 1998 payment of $17,900 and is presently in default of the payment schedule.

     In April, 1997, Stephen Greenwald, Lawrence I. Schneider and Robert Miller, Jr., all directors of the Company, made loans to the Company in the amounts of $50,000, $25,000 and $25,000, respectively. Each loan is payable on demand and bears interest at the rate of 2 points over prime per annum. The note is secured by a collateral assignment of the Company's $300,000 note receivable from Kinnevik. In consideration of making the loans, the lenders received five-year warrants to purchase shares of Common Stock of the Company, exercisable at $1.00 per share. Messrs. Schneider and Miller each received 25,000 warrants and Mr. Greenwald received 50,000 warrants as additional consideration for making the loans to the Company. In addition, two independent unaffiliated third parties made additional $25,000 loans to the Company in June and August, 1997 on the same terms and conditions as the loans made by Mr. Greenwald, Schneider and Miller. In May, 1998, the loans of Mr. Schneider and one of the unaffiliated parties were paid from the proceeds of the Kinnevik receivable. The remaining lenders agreed to a rollover of their loans (aggregating $100,000) against a second Kinnevik receivable and, in consideration, received an additional 50,000 warrants in the aggregate, exercisable for the extension at $1.00 per share over a three year period.

9.   Commitments and Contingencies:

     Lease Commitments:

     The Company leased office space in Los Angeles pursuant to an operating lease which expired in May 1998, providing for monthly rental payments of $5,301. Minimum payments under the lease aggregated $63,612 and $58,311 for the fiscal years ending June 30, 1997 and 1998, respectively.

     The Company was party to a lease at 800 Third Avenue, New York, New York 10022, which terminated in 1997. The Company vacated such office space during the year ended June 30, 1995. In September 1995 the landlord filed an action against the Company. The Company reached a settlement with the landlord. (see Litigation). Rent expense for the years ended June 30, 1997, 1996 and 1995 was $0, $38,772 and $297,287, respectively.

     Litigation:

     On December 20, 1990, a suit was filed against the Company seeking the payment of $300,000 for certain investment banking services allegedly provided. In October 1991, the Court granted a judgment in favor of the plaintiff. The judgment is stayed pending the determination of an action brought by the Company against the plaintiff described below. The Company has posted a non-collateralized bond pending the results of an appeal. In a separate action, the Company filed a complaint against the plaintiff claiming that services alleged to have been performed were never performed and demanding the return of funds and securities paid by the Company. In October 1994, the plaintiff filed a voluntary bankruptcy petition under Chapter 11 of the United States Code. Consequently, the Company's action has been automatically stayed. The Company has filed a proof of claim.

     On December 30, 1994, Krisna Shah, who allegedly served as President of Double Helix Films from about July 1991 until about March 1993, filed action against the Company, Norman Muller, a former Chairman and CEO of the Company, and others in which he alleged among other things breach of an oral agreement to pay him $152,000 (which he allegedly advanced for the benefit of Double Helix) and to give him 19.5% ownership interest in its corporate successors. The Company reached a settlement with Mr. Shah in which the Company has paid $15,000 and quitclaimed any and all rights, title, and interest it has to the film library known as the "Double Helix Film Library.

     On or about May 15, 1995, Credit Lyonnais Bank Nederland N.V. and Cinecom Entertainment Group, Inc. filed a complaint against the Company's subsidiary, Odyssey Distributors, Ltd. They allege that Odyssey collected but failed to remit to them assigned distribution proceeds in the amount of $566,283.33 from the foreign distribution of two pictures. The complaint alleges claims for breach of contract and breach of fiduciary duty and seeks damages in excess of $566,283, attorney's fees, an accounting, a temporary restraining order and a preliminary injunction. In June 1995, the Court denied plaintiffs an attachment and stayed the action pending arbitration in New York. In September, 1996 the Court dismissed the Complaint. In December, 1996, the Company settled the outstanding litigation with Generale Bank ("Generale") (formerly known as Credit Lyonnais Bank Nederland N.V.) and Cinecom Entertainment Group Inc. Pursuant to the settlement agreement with Generale, the Company agreed to pay to Generale the sum of $275,000 in complete satisfaction of the claim, payable $25,000 upon execution of the settlement agreement, $25,000 on each of June 30, and December 31 in the years 1997, 1998 and 1999, and $100,000 on June 30, 2000. Interest on the installments (at the rate of LIBOR plus 1% per annum) will be waived provided the Company remains in compliance with the agreed upon payment schedule. The Company and General Bank later agreed upon a new payment schedule as follows: $25,000 on or before October 15, 1997 (payment was made); $30,000 on each of April 15, 1998, June 30, 1998, December 31, 1998, June 30, 1999 and
December 31, 1999; and $100,000 on June 30, 2000. The Company is in receipt of a demand letter dated May 4, 1998. The letter demands that the Company cure the non-payment of a $30,000 installment due April 15, 1998. According to the agreement between the Company and Generale Bank, the Company had ten business days after receipt of this letter to cure this default. The consequences of not clearing this default is the entry of a confession of judgement already executed by the Company for an amount of $275,000. This confession of judgement is against Odyssey Distributors Limited, a wholly owned subsidiary of the Company.

     In August 1995, G.P. Productions, Inc. ("GP") and Greenwich Subject Films, Inc. ("Greenwich") commenced an action entitled G.P. Productions, Inc., and Greenwich Studios, Inc. v. Double Helix Films, Inc., Communications and Entertainment, Inc., Krishna Shaw, Gerald Muller and Norman Muller in the United States District Court, Southern District of Florida (Case No. 95-1188). Mr.

Muller has demanded that the Company indemnify him against any expenses, judgements and amounts paid in settlement of the action. The Company contends that, by virtue of Mr. Muller's breaches of fiduciary duty and violation of his obligations to the Company, it is not required to provide indemnification.

     GP and Greenwich allege that they are the exclusive owners of the films "The Gallery" and "South Beach". They assert claims for copyright infringement, unfair competition, breach of contract, accounting, conversion, civil theft, conspiracy and fraudulent conveyance. The Complaint demands a recall of the films, an attachment, preliminary and permanent injunctive relief, an accounting, and unspecified compensatory, punitive and treble damages. The Company's motion to transfer venue of the action was granted in November, 1995, and the case was transferred to the United States District Court of the Southern District of New York. There has been no activity in this matter since the transfer of venue in 1995.

     In September 1995, the agent for the landlord for the premises in New York City previously occupied by the Company filed a Summons and Verified Complaint against the Company. The plaintiff alleged that it was due $66,694 from the Company (plus interest) for rent allegedly owed during the period from April through September, 1995. The Company vacated the premises on April 12, 1995. Summary judgment was awarded to the plaintiff and a judgment was entered for $74,142 in May, 1996. In July, 1996, the landlord commenced a second action for $121,000 for rent allegedly owed during the period from October 1995 through July 1996. The Company reached a settlement in this case, pursuant which the Company delivered 177,500 registered shares of the Company's Common Stock to each of the landlord and its agent in full settlement of the actions.

     In October 1995 Canon Financial Services filed a complaint, in which it claims that it is due $47,499.83, plus damages, pursuant to a lease agreement. The Company has filed an Answer in this action and plaintiff's motion for summary judgement has been denied by the Court. No trial date has yet been set in this matter.

     In January 1996, a former director brought an action against the Company on a promissory note in the amount of $25,000. The plaintiff obtained a summary judgment. The Company is considering whether or not it has a claim for indemnification against former management in connection with the issuance of the note.

     In January 1996, an action was filed against the Company in which the plaintiff sought damages in the amount of $33,849.98 for legal services rendered to the Company and its subsidiaries. In June, 1997, the parties reached a settlement in the matter, pursuant to which the Company agreed to pay $7,000 to plaintiff, deliver 40,000 freely tradeable shares of the Company's Common Stock to plaintiff, and deliver an additional cash amount to the extent that the aggregate market value of the shares on the date of delivery was less than $40,000. Payment of the additional cash amount of $13,000 was completed in December, 1997.

     In March 1996, an action was filed against the Company in which the plaintiff claims that she is due $17,920.49 pursuant to a promissory note previously issued to her. The Company has filed a cross-claim seeking offsets against the amount due and other damages. On May 21, 1998, a default judgement was entered on behalf of plaintiff in the amount of $22,261.23. Subsequently, plaintiff filed a motion to include attorney fees and costs in the amount of $39,121.95. The Company is attempting to reach a settlement with plaintiff.

     On or about March 25, 1996, a class action complaint was filed against the Company entitled "Dennis Blewitt v. Norman Muller, Jerry Minsky, Dorian Industries, Inc. and Communications and Entertainment Corp." The complaint seeks damages in connection with the Company's treatment in its financial statements of the disposition of its subsidiary, Double Helix Films, Inc., in June 1991. The complaint seeks unspecified damages on behalf of all persons who purchased shares of the Company's common stock from and after June 1992. A second action, alleging substantially similar grounds, was filed in December 1996 in Federal court in the United States District Court for the Southern District of California under the caption heading "Diana Pfannebecker v. N. Muller, Communications and Entertainment Corp., Jay Behling, Jeffrey S. Konvitz, Tom Smith, Jerry Silva, David Mortman, Price Waterhouse & Co., Todman & Co., and Tenato Tomacruz." Following the filing of the second action, the first action was dismissed by stipulation in May 1997. The Company filed a motion to dismiss the complaint in the second action and after a hearing on the motion in July, 1997, the Court dismissed the federal securities law claims as being time-barred by the applicable statute of limitations, and dismissed the state securities law claims for lack of subject matter jurisdiction. The lower court's dismissal of this action was upheld on appeal by the Ninth Circuit. Messrs. Muller, Smith and Mortman, former directors of the Company, have asserted claims for indemnification against the Company. The Company has advised the claimants that it will not provide such indemnification, based on their wrongful actions and failure to comply with various obligations to the Company.

     On September 18, 1996, Film Bridge International, Inc. ("Film Bridge") filed a complaint in Los Angeles County Superior Court, entitled "Film Bridge International v. Communications and Entertainment Corp., and Does 1 through 50, Inclusive," contending that the Company had breached the terms of an alleged joint venture agreement between the parties regarding the distribution rights to certain films. On December 19, 1996, the Company filed a cross-complaint against Film Bridge alleging that, since the end of June, 1996, Film Bridge had failed to furnish the Company with a proper accounting of its revenues and expenses in connection with the sale of foreign licensees of various films in which the Company had an interest and had failed to make payment of at least $450,000 to the Company for monies due and owing to the Company from the foreign sales of such films. An agreement was reached between the parties in May, 1997, as a result of which the Company received $336,000 of the monies being held by Film Bridge, with the balance being retained by Film Bridge as sales commissions and in full settlement of the litigation.

     On December 2, 1997, the Directors Guild of America ("DGA") obtained an arbitration award against Down Range Productions, Inc., a wholly owned subsidiary of Odyssey Pictures Corporation, on behalf of Kahn Brothers Pictures fso Michael Kahn, Charles Skouras, and Scott C. Harris. Down Range was ordered to pay: Kahn Brothers Pictures the total sum of $155,041; Charles Skouras the total sum of $32,360; and Scott C. Harris the total sum of $8,868; plus interest at 18% per annum on each of these amounts from April 1, 1997. Down Range was also ordered to pay the DGA $2,500. Down Range was also ordered to assign to the DGA all of Down Range's right, title and interest in the motion picture "Down Range", including the screenplay for the motion picture, and Down Range was enjoined from licensing the motion picture or the screenplay to any third party other than the DGA. Down Range was also ordered to pay the arbitrator $2,250.

     Kahn Brothers Pictures fso Michael Kahn also filed a claim against Down Range Productions, Inc. and the Company with the Writers Guild of America West
(WGA) for unpaid writing services on "Down Range". That claim was settled by current management for the amount of $15,000 in July 1998.

     The Screen Actors Guild (SAG) has also asserted that there are amounts owing to four actors (Dale Dye, John Philbin, Tegan West, and Kiljoy Productions fso Kathleen Wilhoite), arising out of "Down Range". The Company believes that SAG has never instigated any arbitration or other proceeding to try to collect on these claims. Additionally, there were two actors, Corbin Bernsen and Jeff Fehey who had pay-or-play contracts. The outcome of these contracts and the actors claims have not been resolved.

     In April, 1998, the Company reached a settlement with Mr. Silva regarding his action against the Company in the Supreme Court of the State of New York. Mr. Silva will discontinue the matter and the Company will authorize the sale of Mr. Silva's shares in the Company under Rule 144, up to a maximum of 25,000 shares per month.

     In April, 1998, an action was commenced against the Company by Siegel & Gale, a provider of brochure material for the Company. The lawsuit seeks payment of $48,695, plus costs, related to work done by Siegel & Gale for the Company. The Company has not yet filed an Answer in this action and is in the process of consulting with its counsel on the best course of resolving this matter.

     On November 21, 1996, the law form of Halperin, Klein & Halperin (counsel to Mr. Silva) commenced an action against the Company in the Civil Court of the State of New York on a returned check in the amount of $5,000 for legal services allegedly rendered to the Company. The check was originally issued to plaintiff in April, 1995 in connection with the change of control of the Company at that time. The Company has filed an Answer in the action and intends to defend the matter on the basis of a failure of consideration.

10.  Shareholders' Equity:

     On March 6, 1996 the Board of Directors of the Company approved a one-for-six reverse stock split of the outstanding shares of the Company's Common Stock (the "Common Stock"). The Reverse Stock Split was effective as of March 18, 1996 (the "Record Date"). On the Record Date, each six shares of the Company's then outstanding Common Stock (the "Old Common Stock") were automatically converted into one share of the new Common Stock, par value $.01 per share (the "New Common Stock").

     No fractional shares of New Common Stock were issued. Rather, holders of Old Common Stock who are entitled to receive fractional shares of New Common Stock will be rounded up to the nearest whole share of New Common Stock.

     The Reverse Stock Split resulted in a net reduction of 11,408,973 in the number on Common Shares outstanding, including 1,995 shares issuable due to the rounding up of fractional shares.

     Except for the number of shares of Common Stock outstanding after the Reverse Stock Split, the Old Common Stock and the New Common Stock are identical.

     On February 14, 1995, the then Board of Directors of the Company declared a dividend payable to holders of record on February 24, 1995 ("the Dividend Record Date") of the Company's common stock and Class A stock. The dividend consisted of 1,700,000 shares of common stock, $.01 par value per share, of Global Intellicom, Inc. that were owned by the Company. Holders of the Company's common stock and Class A stock received .1233 and .0786 shares, respectively, of Global common stock for each share of the Company's stock. The dividend was recorded as a reduction of capital in excess of par value.

     The shares of Global common stock were distributed to an escrow agent on the Dividend Record Date pending registration of the shares. The Securities and Exchange Commission declared Global's registration statement effective as of September 1, 1995 and, accordingly, the escrow agent was authorized to distribute the dividend shares.

     Communications and Entertainment Corp. was originally formed to consummate the mergers of Double Helix Films, Inc. ("Double Helix") and Odyssey Entertainment Ltd. pursuant to the Agreement and Plan of Merger dated September 22, 1989 ("the Merger Agreement"). On September 6, 1990 the shareholders of Double Helix and Odyssey approved the Merger Agreement. Pursuant to the terms of the Merger Agreement, each share of common stock of Odyssey was convertible into one share of Class A stock of the Company and each share of Double Helix common stock was convertible into one share of the Company's common stock. Prior management's instructions to the transfer agent required that any shares of Odyssey or Double Helix outstanding at the time of the Merger not tendered to the Company's transfer agent for exchange by March 31, 1995 should be canceled. Accordingly, 86,790 shares of the Class A stock and 10,496 shares of the common stock reserved for exchange were canceled. The par value of the shares canceled, of $5,837, was transferred to capital in excess of par. Upon further research by counsel to the Company, the instructions of prior management were reversed, and all cancelled shares were reinstated, with the result that $5,837 was transferred back to stated capital.

     Additionally, in accordance with the Company's charter, all outstanding shares of the Company's Class A stock, automatically converted, on March 31, 1995, into shares of the Company's common stock at a rate of .6375 shares of common stock for each share of Class A stock.

11.  Stock Options and Warrants:

     The number of options and warrants, and exercise prices in the following paragraphs have been restated to give effect to a 1 for 6 Reverse Stock Split in March 1996.

     The Company has an Incentive Stock Option Plan (The "Option Plan") for its key employees providing for the granting of options to acquire common stock. The maximum number of shares of common stock subject to the Option Plan is 75,000, plus 5% of any increase in the number of issued shares after the effective date of the Merger, excluding any increase due to stock awards to key employees or as result of the conversion of Class A stock. The price for the shares covered by each option will not be less than 100% of the fair market value at the date of grant (110% for holders of more than 10% of the company's common stock). Options granted expire ten years from the date of grant (five years for holders of more than 10% of the Company's common stock).


          A summary of options under the plan is as follows:

                                                Shares           Exercise Price

         Outstanding, June 30, 1993             63,250           $5.04 - $15.54
         Granted                                19,167           $9.00 - $13.86
         Canceled                              (22,917)          $9.00 - $15.36
                                               --------

         Outstanding, June 30, 1994             59,500           $5.04 - $15.54

         Canceled                              (59,500)          $5.04 - $15.54
                                               --------

         Outstanding, June 30, 1995               -0-

         Outstanding, June 30, 1996               -0-

         Outstanding, June 30, 1997               -0-


     The Company issued an aggregate of 134,854 warrants to the purchasers of common stock of the Company sold in private placements during fiscal 1992. The exercise prices range from $18.00 to $25.50 per share. 21,024 of such warrants were exercised during 1992 at $18.00 per share. During the years ended June 30, 1995, 1994 and 1993, 58,652, 53,500 and 608 warrants, exercisable at $25.50,
$18.00 and 18.00 per share, respectively, expired, unexercised. The balance of the warrants, exercisable at $18.00 per share, expired unexercised in July 1996.

     An additional 70,833 warrants and options were granted during the year ended June 30, 1992 to outside consultants for services in connection with private placements. The exercise prices range from $12.00 to $25.50 per share. 8,333 of such options were exercised in 1992 at $12.00 per share. 4,167 options, exercisable at $16.50 per share, expired, unexercised, during fiscal 1993. The balance expired, unexercised, during fiscal 1995.

     In fiscal 1992, the Board of Directors approved the grant of options, to purchase 6,000 shares to the outside directors of the Company, for their services as directors, at an exercise price of $18.96 per share. An additional 6,000 options were granted during fiscal 1993 to the outside directors, at an exercise price of $10.08. The options to the directors have not yet been issued.

     During the year ended June 30, 1993, 8,333 options were granted outside of the plan, at an exercise price of $9.00, to an officer in connection with an employment agreement. Such options expired during fiscal 1995. Additionally, 1,667 options were granted, at an exercise price of $9.00, to a director of the Company for services rendered. Such options expired, unexercised, during fiscal 1997.

     During fiscal 1993, warrants to purchase 12,500 shares were also granted to outside consultants, for services rendered, at an exercise price of $13.14 per share. Such options expired, unexercised, during fiscal 1998. Warrants to purchase 70,833 shares were granted to outside consultants for services rendered during fiscal 1994, at exercise prices ranging from $7.50 to $21.00. 66,667 of such warrants, exercisable at $9.00 to $21.00 per share, expired unexercised during fiscal 1996. The balance of the warrants expired, unexercised, during fiscal 1997.

     In April 1995, following the change in management control, the Board of Directors authorized the issuance of 8,333 options to each of five new Directors and 16,667 options to the president of the Company. The Board also authorized the issuance of a total of 10,000 options to two outside consultants for services in connection with the proxy contest. All such warrants are exercisable for a four year period commencing October 13, 1995 at $3.92 per share.

     In August and October 1995, the Company issued an aggregate of 26,041 warrants to purchasers of 12% Senior Unsecured Notes sold in private placement. The exercises prices ranged from $2.37 to $2.83 per share. With the exception of 4,167 warrants, which are exercisable through August 1999 at $2.83 per share, all of the warrants issued in connection with the private placement were exchanged by the warrant holders for registered shares of common stock of the Company. In connection with the private placement, the Company also issued 33,333 warrants to its outside counsel in consideration for legal services performed, exercisable during the three year period commencing one year from the date of issuance, at a price per share of $2.83.

     During the year ended June 30, 1996, 769,167 warrants were granted outside of the Plan to officers and directors, at exercise prices ranging from $1.50 to $2.83. All such warrants were exercisable as of June 30, 1998.

     During fiscal 1996, the Company also granted 16,667 warrants, at an exercise price of $1.88 per share, to its outside counsel in connection with the extension of a note. Additionally, warrants to purchase 167,500 shares were granted to consultants for services rendered during fiscal 1996, at exercise prices ranging from $.76 to $1.88 per share. All such warrants were exercisable as of June 30, 1998.

     During the fiscal year ended June 30, 1997, a total of 1,153,333 warrants were issued to officers, directors, employees, consultants and third parties, exercisable at prices ranging from $ .625 per share to $1.06 per share. The warrants are exercisable for periods ranging from three to five years. None of such warrants was exercised during fiscal 1997 or fiscal 1998.

     During the fiscal year ended June 30, 1998, a total of 254,260 warrants were issued to third parties, exercisable at prices ranging from $1.00 per share to $1.65 per share. The warrants are exercisable for periods ranging from two to five years. None of such warrants was exercised during fiscal 1997 and 1998.

     On July 1, 1998, a third party investor in the Company was granted the right to acquire up to 150,000 transferable warrants having an exercise price of $1.60 per share.

12.  Related Party Transactions:

     The firm of Goodkind, Labaton, Rudoff & Sucharow, of which David A. Mortman, a former Director of the Company was a member, received legal fees from the Company of $195,000 for the fiscal year ended June 30, 1995. Additionally, it received an aggregate of 522,641 shares of common stock of Global Intellicom, Inc., a subsidiary of the Company, valued at $155,905, in consideration of the cancellation of outstanding legal fees.

     The firm of David A. Mortman, P.C. and its predecessor firm, of which David
A. Mortman, a Director of the Company was a member, received legal fees from the Company of $16,585 and $387,987 during the fiscal years ended June 30, 1995 and 1994, respectively.

     Lawrence I. Schneider, a former member of the Board of Directors of the Company and one of three former Co-Chairman in the Office of the Chairman of the Company during the fiscal year ended June 30, 1996, was also a principal of Global Capital Resources, Inc. during that period, a New York based financial consulting services firm ("Global Capital"). During the 11 month period from May, 1995 through March, 1996, Global Capital rendered financial consulting services to the Company in connection with the change of management control of the Company. Such services were rendered to the Company at the agreed upon rate of $15,000 per month. However, in order to conserve the cash resources of the Company, Global Capital agreed to accept stock options from the Company in lieu of a cash payment. On March 6, 1996, the Board of Directors of the Company (with Mr. Schneider abstaining from the voting) authorized the issuance to Global Capital of stock options to purchase 83,333 shares of Common Stock of the Company, exercisable over a five-year period at the exercise price of $1.875 per share (after adjustment for the Reverse Split).

     During the fiscal years ended June 30, 1997 and 1996, the law firm of Herbst & Greenwald, of which Mr. Greenwald, a director of the Company, is a member, received fees for legal services rendered to the Company in the amount of $21,564 and $9,075.

     On August 1, 1996, the Board of Directors of the Company offered to reimburse the members of the CECO Shareholders Committee in kind for all expenses incurred by such members in connection with the change of management control of the Company effected in April, 1995. The Board offered to reimburse such expenses by issuing stock options to the committee members in an amount equal to one and one-third times the amount of such expenses. Robert Miller, a director of the Company, agreed to accept options to purchase 40,000 shares of the Company's Common Stock, exercisable over a five-year period at an exercise price of $ .75 per share, representing the then current market price of the Company's Common Stock on the date of grant. In exchange, Mr. Miller released his claim for reimbursement of approximately $30,000 of expenses incurred by Mr. Miller in connection with the change of control. Lawrence I. Schneider, a former director of the Company and also a member of the CECO Shareholders Committee, has not agreed to accept options in lieu of his claim for reimbursement of expenses in connection with the change in control.

     The Company has entered into a "first look" agreement with Presto Productions, a production company in which Stephen R. Greenwald, a Director of the Company, has an interest. Mr. Greenwald's interest in Presto varies on a film-by-film basis. The Company believes that the terms of its arrangement with Presto are no less favorable than could be arranged with other independent third party producers.

     In April, 1997, Stephen R. Greenwald, Lawrence I. Schneider and Robert E. Miller, Jr. made loans to the Company in the amounts of $50,000, $25,000 and $25,000 respectively. Each loan was payable on demand bearing interest at the rate of 9.25% per annum and was secured by a collateral assignment of the Company's $300,000 receivable due from Kinnevik. In consideration of making such loans, the lenders received five-year warrants to purchase shares of Common Stock of the Company, exercisable at $1.00 per share. Messrs. Schneider and Miller each received 25,000 warrants in consideration of their respective $25,000 loans to the Company, and Mr. Greenwald (or his designee) received 50,000 warrants in consideration of his $50,000 loan to the Company. In March, 1998, the loan of Mr. Schneider was repaid in full from the proceeds of the Kinnevik receivable. However, Messrs. Greenwald and Miller agreed to a roll-over of their loans against a second Kinnevik receivable due in September, 1998. In consideration of the roll-over, Messrs. Greenwald and Miller will receive an additional 25,000 warrants and 12,500 warrants, respectively, exercisable at $1.00 per share over a three year period.

13.  Subsequent Events:

     The Company signed an agreement with Kimon Mediaright KB ("Kimon") on July 14, 1998 to purchase the assets of Kimon, valued at $4,500,000, in exchange for 4,500,000 Odyssey shares of subordinated convertible preferred stock, Series B, having a value of $1.00 per share for conversion purposes. Kimon shall be able to convert to Odyssey common stock between June 30, 2000 and December 31, 2000 on a dollar-for-dollar basis based on the price of the Company's common stock at the time of conversion. Kimon assets purchased consist of a film library with worldwide and/or Scandinavian distribution rights and Scandinavian video distribution rights to Hallmark Entertainment products.

     In June, 1998, the Company applied for, and was accepted for, trading on the Berlin Stock Exchange under the symbol "ODY". The German company Berliner Freiverkehr (Aktien) assisted the Company in the application and signed an agreement with the Company to serve as a market maker/coordinator in exchange for 200,000 warrants having an exercise price of $1.55 per share, exercisable during the two-year period commencing June 23, 1998.

     The Company received $150,000 in funding from the Augustine Fund L.P. in July, 1998. In exchange for the financing, the Augustine Fund received a $150,000 convertible note as well as up to 150,000 transferrable warrants, exercisable at $1.60 per share for a three year period. Augustine can convert into restricted shares of the Company's common stock at a discount to the market price of the common stock at the time of the conversion (i.e., at the lower of the market price on the closing date, or 80% of the market price prior to conversion). Augustine and certain Augustine associated parties were also issued a total of 45,000 shares of restricted common stock in connection with the transaction.

     Mr. Ira Smith, one of Odyssey's Directors on the Board, resigned as a Director on July 2, 1998 to pursue other business interests.